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                                                                 Exhibit 10.3


                       ADVISORY, ADMINISTRATIVE SERVICES
                            AND FACILITIES AGREEMENT

                                     between

                         NATIONAL HEALTH INVESTORS, INC.

                                       and

                            NATIONAL HEALTHCORP L.P.

         THIS AGREEMENT is dated as of October 17, 1991, between NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the "Corporation"), and NATIONAL HEALTHCORP L.P., a Delaware limited partnership (the "Advisor").

         WHEREAS on or about October 15, 1991 pursuant to a plan to reorganize Advisor and to capitalize the Corporation, Advisor will convey, subject to certain related liabilities and obligations, all of its right, title and interest in and to certain real property and certain promissory notes (the "Conveyance");

         WHEREAS immediately following the Conveyance, the Corporation will lease the real properties back to the Advisor pursuant to that certain Master Lease Agreement, dated October 17, 1991 (the "Master Lease");

         WHEREAS on or about October 15, 1991 and as part of the overall plan to capitalize the Corporation, the Advisor plans to distribute (the "Distribution") pro rata to each holder of the Advisor's outstanding Units of limited partnership interest, all of the shares of common stock of the Corporation, par value $.01 (the "Shares");

         WHEREAS contemporaneously with the Conveyance and the Distribution, the Corporation plans to issue certain debentures (the "Debentures") the proceeds of which are to be used to enable the Corporation to expand its business;

         WHEREAS the Corporation intends to qualify as a real estate investment trust as defined in the Internal Revenue Code of 1986, as amended, as the same may be amended or modified from time to time;

         WHEREAS the Corporation desires to avail itself of the Advisor's experience, sources of information, advice, and assistance and of certain personnel and facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Board of Directors of the Corporation (the "Directors"), as provided herein;



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         WHEREAS the Advisor is willing to undertake to render such services, subject to the supervision of the Directors, on the terms and conditions hereinafter set forth; and

         WHEREAS the relationships established by the Advisor and the Corporation hereunder are independent of and unaffected by the relationships of the parties established under the Master Lease.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Corporation and the Advisor agree as follows:

         1. Duties of Advisor. The Corporation hereby engages the Advisor, and the Advisor undertakes to use its best efforts (a) to present to the Corporation a continuing and suitable investment program consistent with the investment policies and objectives of the Corporation and investment opportunities of a character consistent with such investment program as the Directors may adopt from time to time, (b) to manage the day-to-day affairs and operations of the Corporation and (c) to provide such administrative services and facilities as are appropriate for such management. In performance of such undertakings, subject to the supervision and approval of the Directors and upon their direction, and consistent with the provisions of the Articles of Incorporation and Bylaws of the Corporation and of any policies for the Corporation from time to time established by the Directors after consultation with the Advisor, the Advisor shall:

              (i) make or have made for the Corporation such research reports, economic and statistical data, evaluations, analyses, opinions and recommendations as it may deem necessary or desirable or as the Directors of the Corporation may request with respect to investment opportunities available to the Corporation;

             (ii) formulate a program for the investment of the Corporation's assets;

            (iii) select and evaluate potential projects and investments for the Corporation;

             (iv) make recommendations as to the nature, terms and amount of involvement or participation in such project or investments and the timing thereof;

              (v) evaluate and make recommendations as to the sale or other disposition of assets of the Corporation;

             (vi) make such further recommendations as to the investments of the Corporation as the Advisor may deem necessary or desirable;




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            (vii) investigate and make recommendations with respect to selection of and relations with consultants, lenders and others (including without limitation, tenants, property managers, accountants, mortgage loan originators, correspondents and services, architects, engineers and other technical advisers, attorneys, real estate and mortgage loan bankers, brokers and dealers, corporate fiduciaries, escrow agents, depositories, custodians, agents for collection, insurers, insurance agents, banks, builders and developers, and persons acting in any other capacity), in connection with the Corporation's properties;

           (viii) provide office and clerical facilities adequate for the Corporation's operations and affairs;

             (ix) act, or obtain for the Corporation the services of others to act, as may be required to provide accounting, auditing, custodial, transfer agent, registrar and other similar services, to disburse and collect the funds of the Corporation, to pay the debts and fulfill the obligations of the Corporation, to handle the prosecution and settlement of any claims of the Corporation, to oversee, handle, prepare and distribute or cause to be distributed all communications with the existing and future holders of the Corporation's securities, including the holders of the Corporation's Shares and Debentures, and, in connection with the foregoing, to investigate, select and conduct relations with custodians, transfer agents, registrars, proxy solicitors, attorneys, accountants, auditors, brokers and investors, and others as necessary in connection with the Corporation's operations;

              (x) advise the Corporation concerning developments in the healthcare and real estate investment trust industries appropriate or useful to the Corporation's existing and potential future business and investments;

             (xi) make recommendations to the Directors as to appropriate distributions by the Corporation to its stockholders; and

            (xii) maintain or cause to be maintained records of activities reasonably requested by the Corporation.

         2. Delegation. With the consent of the Directors from time to time, the Advisor may delegate to or use the services of any third party, including any Affiliate of the Advisor, in performing its duties hereunder provided that such third party is subject to the supervision of the Advisor. The services to be provided to the Corporation by the Advisor shall, at the direction of the Directors, be provided to any subsidiaries of the Corporation.



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         3. No Partnership or Joint Venture. The Corporation and the Advisor are
not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

         4. Records. At all times, the Advisor shall keep proper books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Corporation at any time during ordinary business hours. Annually, and more frequently as reasonably requested by the Directors, the Advisor shall report to the Directors its estimated costs in providing the services for the Corporation hereunder (by category of services to the extent practicable) and provide the Directors with such information as is reasonably obtainable by the Advisor concerning the cost to other real estate investment trusts specializing in healthcare facility investments of administrative and advisory services comparable to those that are the subject matter of this Agreement in order that the Directors may evaluate the performance of the Advisor and the efficiency of the arrangements provided for in this Agreement.

         5. Qualification as a Real Estate Investment Trust. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from any action which, in its sole judgment made in good faith or in the judgment of the Directors of which the Advisor has written notice, would adversely affect the status of the Corporation as a real estate investment trust as defined and limited in Sections 856-860 of the Internal Revenue Code of 1986, as amended, which would violate any law, rule, regulation or statement of policy or any governmental body or agency having jurisdiction over the Corporation or over its securities, or which would otherwise not be permitted by the Corporation's Articles of Incorporation and Bylaws.

         6. Bank Accounts. The Advisor, at the expense of the Corporation, may establish and maintain one or more bank accounts in its own name, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Corporation, under such terms and conditions as the Directors may approve, provided that no funds in any such account shall be commingled with funds of the Advisor; and the Advisor shall from time to time render appropriate accounting of such collections and payments to the Directors and to the auditors of the Corporation.

         7. Bond. The Advisor, if and to the extent that the Directors require, shall maintain a fidelity bond with a responsible surety company in such amount as may be required by the Directors from time to time, covering all directors, officers, employees and agents of the Advisor handling funds of the Corporation and any investment documents or records pertaining to



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investments of the Corporation. Such bond shall inure to the benefit of the
Corporation in respect of losses of any such property from acts of such Directors, officers, employees and agents through theft, embezzlement, fraud, negligence, error or omission or otherwise. The premium for said bond shall be an expense of the Corporation.

         8. Information Furnished Advisor. The Directors shall at all times keep the Advisor fully informed with regard to the investment policy of the Corporation, the capitalization policy of the Corporation and generally their then current intentions as to the future of the properties and other investments of the Corporation. In particular, the Directors shall notify the Advisor promptly of their intention to sell or otherwise dispose of any of the Corporation's investments or to make any new investment. The Corporation shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants and such other information with regard to the Corporation's affairs as the Advisor may from time to time reasonably request.

         9. Consultation and Advice. In addition to the services described above, the Advisor shall consult with the Directors, and shall, at the request of the Directors or the officers of the Corporation, furnish advice and recommendations with respect to other aspects of the business and affairs of the Corporation. In general, the Advisor shall inform the Directors of any factors which come to its attention which would influence the policies of the Corporation, except to the extent that giving such information would involve a breach of fiduciary duty.

   10. Compensation to Advisor.

                  (a) The Corporation shall pay the Advisor for its services hereunder annual compensation of $1,625,000, payable in monthly instalments of $135,417 on the last day of each month, adjusted as set forth in Subsection 10(d) below.

                  (b) The payment of such compensation to the Advisor shall be conditioned upon the Corporation's having Funds From Operations (as defined in Subsection 10(c) below) in each year equal to at least the product ("Dividend Requirement") of (i) $2.00 times (ii) the average number of shares of the Corporation outstanding on each dividend record date during such year, and upon the Corporation's paying dividends in each year at least equal to such Dividend Requirement. In the event that the lower of (i) Funds From Operations and (ii) the actual dividends paid in any year is less than the Dividend Requirement for any year, the compensation payable to the Advisor in respect of such year shall be reduced by the amount of such shortfall (the "Shortfall Amount") and the Advisor shall repay to the Corporation any portion of the Shortfall


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         Amount previously received for such year. The Advisor shall be entitled to payment of any Shortfall Amount in any subsequent year to the extent that Funds From Operations for such subsequent year exceeds the Dividend Requirement for such subsequent year (and provided that the actual dividends paid by the Corporation in such subsequent year are at least equal to the Dividend Requirement for such year), together with interest thereon, at two percent over the prime lending rate of the Advisor's principal bank in Tennessee, compounded annually, from the time that the same would otherwise have been payable to the Advisor or, as the case may be, was repaid by the Advisor to the Corporation.

                  (c) As used in this Section 10, "Funds From Operations" means the consolidated net income of the Corporation computed in accordance with generally accepted accounting principles, plus depreciation and amortization, less the amount of any capital gains or plus the amount of any capital losses included in such net income, and before applying the provisions of subsection 10(b) above.

                  (d) For each year during the term of this Agreement after 1992 that the Corporation has Funds From Operations Per Share in excess of its Funds From Operations Per Share in 1992, the compensation provided for in Subsection 10(a) shall be increased by the percentage that is equal to the percentage increase of the amount of Funds From Operations Per Share in such year over the greater of (i) amount of Funds From Operations Per Share in 1992 or (ii) $2.00. In the event that operations in 1993 and later years result in an increase in compensation for any such year, the amount of such increase not previously paid to the Advisor shall be paid promptly following the determination of such increase, and monthly instalments of compensation in the following year may be based upon the increased compensation determined for such preceding year subject to repayment by the Advisor to the extent that the amount paid in such following year exceeds the amount of compensation ultimately determined with respect to such following year. Funds From Operations Per Share in any year shall be determined by dividing the Corporation's Funds From Operations in that year by the average number of shares of Common Stock outstanding during that year (such average number being calculated in accordance with generally accepted accounting principles). The amount of any increase in compensation for the year in which this Agreement terminates shall be determined by annualizing the Corporation's Funds From Operations for the number of full months in such year prior to the date of termination.

   11. Expenses of the Advisor. Except as provided in Section 12 and without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall pay all expenses in


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performing its obligations hereunder, including and in addition to the following expenses:

                  (a) the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Corporation;

                  (b) employment expenses of the officers and directors and personnel of the Advisor and all expenses, including travel expenses, of the Advisor, incidental to the investigation and acquisition of properties for the Corporation prior to the time the Directors definitively decide to acquire the property or to have the Advisor continue with the acquisition process, whether the property is acquired or not, and after the Directors definitively decide to dispose of a property;

                  (c) advertising and promotional expenses incurred in seeking and disposing of investments for the Corporation;

                  (d) rent, telephone, utilities, office furniture and furnishings and other office expenses incurred by or allocable to the Advisor for its own benefit and account regardless of whether incurred or used in connection with rendering the services to the Corporation provided for in this Agreement;

                  (e) all costs and expenses which the Advisor is obligated to pay to the Corporation or others under any lease of property by the Advisor from the Corporation; and

                  (f) all miscellaneous administrative and other expenses of the Advisor, whether or not relating to the performance by the Advisor of its functions hereunder.

   12. Expenses of the Corporation. The Corporation shall pay the following expenses of the Corporation (except to the extent that the Advisor is responsible for any such expenses as tenant of any property leased from the Corporation):

                  (a) the cost of money borrowed by the Corporation;

                  (b) taxes on income and taxes and assessments on real property and all other taxes applicable to the Corporation, including without limitation, franchise and excise fees;

                  (c) except as provided in Section 11 hereof, all ordinary and necessary expenses incurred with respect to and allocable to the prudent operation and business of the Corporation, including without limitation, any fees, salaries and other employment costs, taxes and expenses paid to Directors, officers and employees of the Corporation who are not also employees of the Advisor;



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                  (d) fees and expenses paid to independent contractors,
         appraisers, consultants, attorneys, managers and other agents retained by or on behalf of the Corporation and expenses directly connected with the acquisition, financing, refinancing, disposition and ownership of real estate interests or of other property (including insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property);

                  (e) insurance as required by the Directors (including Directors' liability insurance);

                  (f) expenses connected with payments of dividends or distributions in cash or any other form made or caused to be made by the Directors to shareholders of the Corporation and expenses connected with payments of interest to holders of the Corporation's Debentures;

                  (g) all expenses connected with communications to holders of securities of the Corporation and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Corporation's securities;

                  (h) transfer agent's, registrar's, dividend disbursing agent's, dividend reinvestment plan agent's and indenture trustee's fees and charges;

                  (i) legal and auditing fees and expenses of the Corporation;
         and

                  (j) legal, auditing, accounting, underwriting, brokerage, listing, registration and other fees and printing, engraving and other expenses and taxes incurred in connection with the organization of the Corporation and the issuance, distribution, transfer, registration and listing of the Corporation's securities.

   13. Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor or any of its officers, directors or employees or any of its affiliates from engaging in other business activities related to real estate investments, from undertaking investments permitted of them by the Corporation's Bylaws or from acting as advisor to any other person or entity even though having investment policies similar to the Corporation, and the Advisor and its officers, directors or employees and any of its Affiliates shall be free from any obligation to present to the Corporation any particular investment opportunity which comes to the Advisor or such persons, regardless of whether such opportunity


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is within the Corporation's investment policies; provided, however, that when the Advisor has the ability to present a particular investment opportunity which is suitable for purchase by the Corporation and any other entities as to which the Advisor has advisory responsibility, the Advisor will review the investment portfolio of each entity and will decide which entity will acquire a particular property on the basis of such factors as it deems appropriate including, among others, cash-flow, the effect of the acquisition on diversification of the portfolio of each, the estimated income tax effects of the purchase, the amount of funds available and the length of time such funds have been available for investment. In the event a particular property is equally appropriate for investment by more than one entity, the Advisor will offer the investment to the entity whose funds have been available for the longest period of time.

   14. Term; Termination of Agreement. This Agreement shall continue in force from the date hereof through December 31, 1996 and thereafter from year to year unless earlier terminated as herein provided; provided, however, that either party may terminate this Agreement at any time on or after January 1, 1993, specified in a written notice of termination given to the other party at least ninety days prior to the effective date of such termination; and provided, further, that the Corporation may terminate this Agreement at any time during the continuation of any event described in Section 17 hereof or otherwise for cause. Upon the termination of this Agreement for any reason the Advisor shall cooperate with the Corporation to provide an orderly management transition.

   15. Amendments. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or assigns, or otherwise as provided herein.

   16. Assignment. This Agreement shall not be assigned or otherwise transferred by the Advisor without the prior written consent of a majority of the Directors including a majority of the Directors not affiliated with the Advisor. This Agreement shall not be assigned by the Corporation without the consent of the Advisor, except in the case of assignment by the Corporation to a corporation, association, trust or other organization which is a successor to the Corporation. Such successor shall be bound hereunder and by the terms of said assignment in the same manner as the Corporation is bound hereunder.

   17. Default, Bankruptcy, Etc. At the option solely of the Corporation upon vote of a majority of its Directors, this Agreement shall be and become terminated immediately upon written notice of termination from the Corporation to the Advisor if any of the following events shall occur:



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                  (a) If the Advisor shall violate any provision of this
         Agreement, and after notice of such violation shall not cure such default within thirty days; or

                  (b) If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of the Advisor or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against the Advisor for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty days; or

                  (c) If the Advisor shall institute proceedings for voluntary bankruptcy or file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of itself or of all or substantially all its property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally, as they become due.

         The Advisor agrees that if any event specified in subsections (b) and
(c) of this Section 17 shall occur, it will give written notice thereof to the Directors within seven days after the occurrence of such event.

   18. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 14, 16 or 17 hereof, the Advisor, except as provided in Section 10, shall not be entitled to compensation for further services hereunder but shall be paid all compensation accruing to the date of termination, including compensation the payment of which may have been deferred as a result of the condition to payment set forth in Section 10(b) hereof. The Advisor shall forthwith upon such termination:

                  (a) pay over to the Corporation all moneys collected and held for the account of the Corporation pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

                  (b) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Directors;

                  (c) deliver to the Directors all property and documents of the Corporation then in the custody of the Advisor in its capacity as such; and


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                  (d) cooperate with the Directors to provide an orderly
         management transition.

   19. Miscellaneous. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Directors in following or declining to follow any advice or recommendations of the Advisor. Neither the Advisor nor its partners nor any shareholders, directors, officers or employees of any of its partners shall be liable to the Corporation, the Directors, the holders of securities of the Corporation or to any successor or assign of the Corporation for any act taken in good faith and in a manner reasonably believed by the Advisor or the person acting on behalf of the Advisor to be in the best interests of the Corporation, or for any other act except an act constituting bad faith, willful misfeasance, gross negligence or reckless disregard of its duties.

   20. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses of the parties hereto:

              The Directors and/or the Corporation:

              Jack Tyrrell
              3100 West End Avenue
              Nashville, Tennessee  37203

              Robert T. Webb
              149 MTCS Drive
              Murfreesboro, Tennessee  37129

              Ted H. Welch
              611 Commerce Street
              29th Floor
              Nashville, Tennessee  37219

     with a copy to:

              William B. King
              Goodwin Proctor & Hoar
              Exchange Place
              Boston, Massachusetts  02109



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              The Advisor:

              Richard F. LaRoche, Jr.
              National HealthCorp, L.P.
              100 Vine Street
              City Center, Suite 1400
              Murfreesboro, Tennessee  37130

     with a copy to:

              Will Martin
              Harwell Martin & Stegall, P.C.
              P.O. Box 2960
              Nashville, Tennessee  37219

         Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 20.

   21. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

   22. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland as at the time in effect.

         IN WITNESS WHEREOF, the Corporation and the Advisor, each by a duly authorized officer have signed and delivered this Agreement under their respective corporate seals all as of the day and year first above written.

                                        NATIONAL HEALTH INVESTORS, INC.


                                           By
                                              --------------------------------
                                           Its  Secretary
                                               -------------------------------


                                        NATIONAL HEALTHCORP L.P.

                                          By: NHC, Inc., its managing
                                              partner


                                           By
                                              --------------------------------
                                           Its  President
                                               -------------------------------



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